Exhibit 10.1
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made as of this 26th day of July, 2011 by and between American Superconductor Corporation (the “Company”), and John R. Collett (the “Executive”).
     WHEREAS, the Executive currently serves as the Company’s Senior Vice President, Chief Strategy Officer;
     WHEREAS, the Executive wishes to resign his position from the Company;
     WHEREAS, the Company and the Executive believe that it is in both of their interests for the Executive to terminate his employment on July 22, 2011(the “Resignation Date”) pursuant to the provisions set forth in this Agreement;
     WHEREAS, the Company previously delivered this Agreement to the Executive on June 13, 2011, and since such time the parties have negotiated in good faith and agreed to modify the Agreement, and the Company has secured the necessary approval, to provide for the accelerated vesting of all of the 47,200 shares of restricted stock held by the Executive as set forth in Paragraph 2(b) below;
     WHEREAS, the Company has agreed to continue to employ the Executive through the Resignation Date and to offer the Executive the Severance Benefits set forth in Paragraph 2 below, provided that he signs and returns this Agreement to the Company no earlier than the Resignation Date but no later than August 12th, 2011 and does not revoke it;
     WHEREAS, on Executive’s Resignation Date he will be paid his 192 hours of earned but unused vacation and for his business expenses and that he has returned to the Company all Company property. Executive further confirms that he will transfer the phone number as of the July 31, 2011 on his Blackberry to a personal account;
     WHEREAS, the Company has advised the Executive to consult with an attorney of his own choosing prior to executing this Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.
1.	Severance Benefits. Provided the Executive timely signs and returns this Agreement no earlier than his Resignation Date, and does not revoke this Agreement, the Company will provide him, subject to the terms and conditions set forth in Attachment A, the following severance benefits (the “Severance Benefits”):
a. Severance Pay. The Company will pay to the Executive $375,000, less all applicable taxes and withholdings, as severance pay (an amount equivalent to eighteen (18) months of his current base salary) (the “Severance Pay”). The Severance Pay will be paid as salary continuation in accordance with the Company’s normal payroll practices, but in no event shall payment begin earlier than the eighth (8th) day after the Executive’s execution of the Agreement (provided he has not revoked his acceptance of the Agreement). If Executive dies before receiving the entire Severance Pay, the balance will be paid to his wife, if she is not alive at the time, to his estate.
b. Accelerated Vesting of Restricted Stock. The Compensation Committee of the Board of Directors of the Company has approved that on the eighth (8th) day after the Executive’s execution and timely return of the Agreement (provided he has not revoked his acceptance of the Agreement), the Executive shall become fully vested in all of the 47,200 shares of restricted stock that remain unvested from the Executive’s (i) October 19, 2009 grant of 40,000 shares of restricted stock; and (ii) May 12, 2010 grant of 10,800 shares of restricted stock, pursuant to the Company’s 2007 Stock Incentive Plan, as amended.
c. COBRA Continuation. Provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and for so long as he does not become eligible for coverage under another group health plan maintained by a subsequent employer, for a period of up to eighteen (18) months following the Resignation Date, the Company shall pay the share of the premium for family health and family dental coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage; provided, however, that (i) the Company and the Executive mutually agree that if such payments by the Company would cause the Company to be subject to material tax liability or penalties, the parties will make reasonable efforts to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence, and (ii) to the extent such benefits cannot be provided to non-employees, then the Executive will receive the cash equivalent thereof, based on the cost thereof to the Company, paid proportionately over an eighteen (18) month period. All other Company benefits will end on the Resignation Date.
2.	Release of Claims. In consideration of the Executive’s continued employment with the Company through the Resignation Date and the Severance Benefits, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Executive’s September 20, 2009 Offer letter (the “Offer Letter”) and May 18, 2010 Executive Severance Agreement (the “Executive Severance Agreement”); all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that the Executive acknowledges that he may not recover any monetary benefits in connection with any such claim, charge or proceeding). Notwithstanding anything to the contrary, Executive is not releasing his rights and/or claims for vested benefits including but not limited to Executive’s 401K, indemnification pursuant to the company’s Amended and Restated By-Laws in effect as of the date hereof, COBRA, unemployment compensation which the Company will not contest. Further, Executive is not releasing his claims for breach of this Agreement.
3.	Business Expenses and Compensation. — The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment other than expenses that were submitted on or about

July 21, 2011 and that no other reimbursements are owed to him other than those submitted on or about July 21, 2011. The Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company and that no other compensation is owed to him except as provided in this Agreement.
4.	Return of Company Property — The Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control and has left intact all electronic Company documents, including but not limited to those that the Executive developed or helped to develop during his employment. Other than with respect to computer accounts or professional subscriptions in the Company’s name for the Executive’s benefit, the Executive further confirms that he has cancelled all other accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts. With respect to such computer accounts or professional subscriptions, if any, the Executive further agrees to work with the Company to make sure that such computer accounts or professional subscriptions are cancelled as soon as practicable after the Resignation Date. The Company will work with him to allow him to retain his personal and general business information as well as personal and general business contacts from his Company computer.

5.	Continuing Obligations. — The Executive acknowledges and reaffirms his obligation to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition. The Executive further acknowledges and reaffirms his obligations set forth in the Employee Non-Disclosure and Developments Agreement he executed for the benefit of the Company, which remain in full force and effect. The Company acknowledges that the Executive has no non-compete obligations to the Company.

6.	Non-Disparagement. — The Executive understands and agree that, as a condition of the consideration described herein, he shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its current or former directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition. The Company agrees to instruct its Senior Management and Board not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Executive. Further, the Company acknowledges that it will provide an agreed upon oral job performance reference as follows: “John was an outstanding addition to our senior management team during his nearly two years with AMSC. We were sorry to see him leave. John exhibited great partnership, strong leadership, a keen insight on market dynamics, superior negotiating and execution capability and an outstanding work ethic.” The Company will provide this reference for up to 12 months from the Resignation Date and the Executive shall forward all requests for a reference to Susan DiCecco or Daniel McGahn, or their successors if any. The Company also agrees to allow Executive to review and approve both public and internal communications regarding his departure before such communications are released.
7.	Continued Assistance. — The Executive agrees that during the time period he is receiving the Severance Benefits stated in this Agreement, he will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning his job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company. The Company agrees to reimburse the Executive for reasonable business expenses incurred in such cooperation and to be reasonable in its requests for assistance.

8.	Confidentiality. — To the extent permitted by law, the Executive understands and agrees that, as a condition of the consideration described herein, the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by him and his agents and representatives, including but not limited to, his attorneys and financial advisors and shall not be disclosed to any third party except as otherwise agreed to in writing by the Company. Notwithstanding the above, the Executive may share the contents of this Agreement to his immediate family (provided they agree to keep the terms confidential), the office of unemployment and taxing authorities.

9.	Amendment. — This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

10.	Waiver of Rights. — No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.	Validity. — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.	Acknowledgments. — The Executive acknowledges that he has been given more than twenty-one days (21) to consider this Agreement and that the Company advised him to consult with an attorney of his own choosing prior to signing this Agreement. The Executive understands that he may revoke the Agreement for a period of seven (7) days after he signs it, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day period. The Executive understands and agrees that by entering into the Agreement he is waiving any and all rights or claims he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.
13.	Nature of Agreement. — The Executive understands and agrees that this Agreement, is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company, or the Executive.

14.	Voluntary Assent. — The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

15.	Applicable Law. — This Agreement and shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement , are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof.

16.	Entire Agreement. — This Agreement contain and constitute the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and the settlement of claims against the Company and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Offer Letter and Executive’s Severance Agreement dated May 18, 2010. Nothing in this paragraph, however, shall modify, cancel or supersede the Executive’s obligations set forth in paragraphs 5 and 6 above.

17.	Tax Consequences; Section 409A. The parties intend that the payments and benefits hereunder be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (together with Treasury Regulations and other written guidance, “Section 409A”). The Company makes no representation or warranty and shall have no liability to the Executive or any other person as to the tax consequences of payments or benefits hereunder, including liability that may arise if any provisions of this Agreement and the attachments hereto are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn	July 26, 2011

	Daniel P. McGahn President and Chief Executive Officer	Date

JOHN R. COLLETT

/s/ John R. Collett		July 26, 2011

Date

ATTACHMENT A
PAYMENTS SUBJECT TO SECTION 409A
1. Subject to this Attachment A, any Severance Benefits that may be due under the Agreement to which this Attachment A is attached shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the cessation of his employment. The following rules shall apply with respect to distribution of the Severance Benefits, if any, to be provided to the Executive under the Agreement, as applicable:
(a) It is intended that each installment of the Severance Benefits under the Agreement shall be treated as a “separate payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
(b) If, as of the date of the Executive’s “separation from service” from the Company, he is not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Benefits shall be made on the dates and terms set forth in the Agreement.
(c) If, as of the date of the Executive’s “separation from service” from the Company, he is a “specified employee” (within the meaning of Section 409A), then:
(i) Each installment of the Severance Benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and
(ii) Each installment of the Severance Benefits due under the Agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following his “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following his separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.
2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.
3. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.